Exhibit T3B.3

BYLAWS

OF

VITESSE MANUFACTURING & DEVELOPMENT CORPORATION

a Delaware corporation

ARTICLE I.  Offices.

Section 1.               REGISTERED OFFICE.  The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.

Section 2.               PRINCIPAL OFFICE.  The principal office for the transaction of the business of the Corporation will be at such place as may be established by the Board.  The Board of Directors (the “Board”) is granted full power and authority to change said principal office from one location to another.

Section 3.               OTHER OFFICES.  The Corporation may also have an office or offices at such other places, either within or without the State of Delaware, as the Board may from time to time designate or the business of the Corporation may require.

ARTICLE II.  Meetings of Stockholders.

Section 1.               TIME AND PLACE OF MEETINGS.  Meetings of stockholders shall be held at such time and place, within or without the State of Delaware, as may be designated by the Board.

Section 2.               ANNUAL MEETINGS.  Annual meetings of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time, date and place as the Board shall determine by resolution or, if not so designated, at the registered office of the Corporation in the State of Delaware.

Section 3.               SPECIAL MEETINGS.  Special meetings of the stockholders, for any purpose whatsoever, may be called at any time by the Board, the Chairman of the Board, the President, or by the holders of shares entitled to cast not less than 10% of the votes at such meeting, or by such person or persons authorized by the Certificate of Incorporation.

Section 4.               NOTICE OF MEETINGS.  Notice of each meeting of stockholders, stating the place, date and hour of the meeting, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

Section 5.               QUORUM.  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for holding all meetings of stockholders, except as provided by applicable law or by the Certificate of Incorporation.

Section 6.               VOTING.  In all matters, when a quorum is present at any meeting, the vote of the holders of a majority of the capital stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 7.               STOCKHOLDER ACTION WITHOUT MEETINGS.  Any action required by Delaware law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  Action taken pursuant to this Section 7 of this Article II shall be subject to the provisions of Section 228 of the General Corporation Law.

ARTICLE III.  Directors.

Section 1.               POWERS.  Subject to limitations of the Certificate of Incorporation and the General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board.  Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any director may resign at any time upon written notice to the Corporation.  Any director may be removed from office, with or without cause by the holder of a majority of the shares of the stock of the Corporation then entitled to vote at an election of directors.

Section 2.               NUMBER OF DIRECTORS.  The Board shall consist of two (2) members, until changed by an amendment of this Section 2 of this Article III by the Board.

Section 3.               ELECTION AND TENURE OF OFFICE.  At each annual meeting of the stockholders, directors shall be elected to hold office until the next annual meeting; provided however, that if any annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of the stockholders held for that purpose.  Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

Section 4.               REGULAR MEETINGS.  Immediately following each annual meeting of the stockholders, the Board of Directors of the Corporation shall hold a regular meeting for the purpose of organization, election of officers, and the transaction of other business.  Other regular meetings of the Board of Directors shall be held without call or notice at such time and place as shall from time to time be determined by resolution of the Board of Directors.

Section 5.               SPECIAL MEETINGS.  Special meetings of the Board of Directors of the Corporation may be called at any time, and for any purpose permitted by law, by the Chairman of the Board (or, if the Board of Directors does not appoint a Chairman of the Board, the President), or by the Secretary on the written request of any two members of the Board of Directors unless the Board of Directors consists of only one director in which case the special meeting shall be called on the written request of the sole director, which meetings shall be held at the time and place designated by the person or persons calling the meeting.

Section 6.               NOTICE.  Notices of special meetings shall be mailed by the Secretary to each member of the Board of Directors not less than two days before such meeting, and shall state the purpose thereof.  No notice to or waiver by any director with respect to any special meeting shall be required if such director shall be present at said meeting.

Section 7.               QUORUM.  At all meetings of the Board of Directors, a majority of the total number of directors of the Board shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by applicable law or by the Certificate of Incorporation.

Section 8.               WRITTEN ACTION.  Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the Board of Directors or committee, as applicable.

ARTICLE IV.  Officers.

Section 1.               APPOINTMENT, REMOVAL AND RESIGNATION.  The officers of the Corporation shall be appointed by the Board of Directors and shall be a President, a Secretary and a Treasurer.  The Board of Directors may also appoint a Chairman of the Board, one or more Vice Presidents and such other officers (including Assistant Secretaries and Financial Officers) as the Board of Directors may deem necessary or desirable.  Unless prohibited by applicable law or by the Certificate of Incorporation or by these Bylaws, any number of offices may be held by the same person.  The officers shall be elected annually, and shall hold office until their respective successors are elected and qualify, or until their resignation or removal.  Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

Section 2.               POWERS.  Each officer shall perform the duties and exercise the powers usually incident to the office and such other duties as may be assigned by the Board of Directors.  The President shall be the chief executive officer of the Corporation.  The Vice President shall, in the absence of the President, perform all of the duties of the President and, when so acting, shall have all of the powers of the President.  The Secretary shall have the duty to record the proceedings of the meetings of the stockholders and the directors in a book to be kept for that purpose.

ARTICLE V.  Indemnification.

Section 1.               RIGHT TO INDEMNIFICATION.  Each person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 2.               RIGHT OF CLAIMANT TO BRING SUIT.  If a claim under Section 1 of this Article V is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet such standard of conduct.

Section 3.               NON-EXCLUSIVITY OF RIGHTS The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4.               INSURANCE.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Section 5.               EXPENSES AS A WITNESS.  To the extent that any director, officer, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

Section 6.               INDEMNITY AGREEMENTS.  The Corporation may enter into agreements with any director, officer, employee or agent of the Corporation providing for indemnification to the full extent permitted by Delaware law.

ARTICLE VI.  Miscellaneous.

Subject to the provisions of the Certificate of Incorporation and the General Corporation Law, the power to amend, alter, or repeal these Bylaws and to adopt new Bylaws may be exercised by the Board or by the stockholders.

CERTIFICATE OF SECRETARY

OF

VITESSE MANUFACTURING & DEVELOPMENT CORPORATION

a Delaware corporation

I hereby certify that I am the duly elected and acting Secretary of said Corporation and that the foregoing Bylaws, comprising 5 pages, constitute the Bylaws of said Corporation as duly adopted by the Board of Directors thereof on June 2, 2006.

/s/ Lynn Jones
Lynn Jones, Secretary

Date: June 2, 2006